Exhibit (c)(4)

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PRELIMINARY DRAFT

[LOGO]

Presentation to the Board of Directors

Discussion Materials

June 9, 2004

Greenhill

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Situation Overview

Transaction Overview

Blackacre has proposed to pay $64.50 per share in cash, which equates to an equity value of $2.095 billion and an enterprise value of $3.884 billion

The Purchase Price represents a multiple of 17.6x and 14.3x 2004E and 2005E earnings, respectively

•                  The Special Committee of the Board of Directors (the “Special Committee”) of LNR Property Corporation (“LNR” or the “Company”) is considering recommending the sale of the Company to the private equity firm of Blackacre Capital Management (“Blackacre”), an affiliate of Cerberus Capital Management, L.P.

•                  Due to certain potential conflicts (see page 4), the Special Committee, comprised of independent directors, was formed on April 21, 2004 to represent the shareholders and make recommendations to the full Board of Directors

•                  Blackacre has proposed to buy the Company for $64.50 per share (the “Purchase Price”) using 100% cash consideration (the “Transaction”)

•                  No financing contingency exists

•                  No major diligence issues raised to date

•                  The Purchase Price represents a multiple of 17.6x and 14.3x 2004E and 2005E earnings, respectively and a 22.8% premium to LNR’s share price as of June 7, 2004

•                  Greenhill & Co., LLC (“Greenhill”) has been asked by the Special Committee of the Board of Directors and the Board of Directors of LNR to provide an opinion as to the fairness of the Transaction from a financial point of view to the shareholders of LNR

Key Contract Features

The merger agreement is a standard contract for the financial buyer acquisition of a public company

•                  The merger agreement is a customary public company contract with the following key terms:

•                  Stuart Miller (representing approximately 34.6% of the economics and 83.2% of the votes of the Company) and management (collectively representing another 1.4% of votes) will sign an agreement under which they will commit to vote in favor of the Transaction

•                  The Board of Directors of LNR has a “fiduciary out” if a superior offer is received. If the Board changes or withdraws its recommendation, then shareholder voting agreements will fall away

•                  The Company has agreed to a break-up fee and expense reimbursement obligations of up to $70 million in the event it elects to terminate the merger agreement in order to pursue a higher offer

•                  No financing contingency

•                  No contract out for buyer other than breach of Representations and Warranties and Material Adverse Effect

Potential Conflicts

Several potential conflicts exist.  However, the process has been managed very carefully at the Board level

•                  Potentially conflicted parties at the full Board level include Stuart Miller, Chairman of LNR, Jeff Krasnoff, CEO, Steve Saiontz, brother-in-law of Stuart Miller and Brian Bilzin, attorney for the Miller family

To Be Updated

•                  The controlling shareholder, the Miller family, led by Stuart Miller, Chairman of LNR, is in negotiations to invest up to $[100] million alongside Blackacre and management in the Transaction

•                  $[100] million is approximately 15% of the $663 million of pre-tax proceeds to be realized by the Miller family in the Transaction (at $64.50 per share)

•                  The management team is in the process of negotiating ongoing employment agreements with the buyer as part of the Transaction

•                  Separate $[xx] million investment in new entity

•                  Management “Change of Control” payments and benefit acceleration totaling $63 million and costing the Company $24 million on an after-tax basis (1.20% of equity value at the change of control price)

•                  Distributed among top 7 executives

•                  At low end of 1-3% payout range of comparable programs identified by LNR’s compensation consultants, Frederic W. Cook

•                  The Special Committee has hired its own counsel, Fernando Alonso of Hunton & Williams, to advise on its role and its fiduciary obligations to shareholders

Merger Valuation Summary

(In Millions, Except per Share Value)

Blackacre Bid Price Per Share			$64.50

Shares Outstanding (5/31/04)			29.8
Shares from 5.5% Convertible Notes (1)			1.5
Options (1)			1.0
Unvested Senior Officer Stock Purchase Shares (1)			0.1
Director Phantom Shares			0.0
Fully Diluted Shares Outstanding			32.5

Equity Value at $64.50 per Share			$2,095
Net Debt (2)			1,790
Enterprise Value			$3,884

	2004E (3)		2005E (3)

Enterprise Value / EBITDA	12.6	x	10.9	x

Price / EPS (4)	17.6	x	14.3	x

Price / FFO	14.7	x	12.3	x

Price / Book Value (5)	1.96	x

Notes:

(1) Calculated using the treasury method.

(2) Includes minority interests of $0.8 million.

(3) Metrics exclude loss on extinguishment of debt.  Based on Friedman, Billings, Ramsey & Co. Equity Research, April 1, 2004.

(4) Based on I/B/E/S estimates as of June 2004.

(5) Book value as of February 29, 2004.

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Business Description and Recent Performance

Business Description

LNR’s businesses generate recurring income and cash flows from property rents, interest income and fees as manager and special servicer

•                  Spun off from Lennar Corporation in 1997, LNR is a leader in real estate finance, management and development, with expertise in investing in and adding value to real estate assets

•                  Real Estate Properties: Purchase, enhance, reposition and/or develop commercial real estate properties including rental apartments, office buildings, shopping centers, industrial/warehouse buildings, hotels and land

•                  Real Estate Loans: Invest in loans backed by commercial real estate properties, including both the purchase and workout of non-performing or distressed loans and the purchase and origination, alongside institutional partners, of junior first mortgage participations and mezzanine positions in loans on high-quality real estate properties

•                  Real Estate Securities: Invest in, and manage as special servicer, primarily unrated and non-investment grade rated debt securities collateralized by loans on commercial real estate properties

Assets by Segment at February 29, 2004

[CHART]

Total Assets = $3.0 Billion (1)

Revenue and EBITDA by Fiscal Year (2)

[CHART]

Notes:

(1) Assets before fair value write-up on CMBS of $101 million at February 29, 2004.

(2) Adjusted to include discontinued operations.

LTM performance is consistent with recent trends

LTM Revenue by Segment ($MM)

[CHART]

Total Revenue = $432 Million (1)

LTM EBITDA by Segment ($MM)

[CHART]

Total EBITDA = $356 Million

Senior Management

Stuart Miller	Chairman

Jeffrey Krasnoff	President & CEO

Ronald Schrager	COO

Robert Cherry	CIO

David Team	President, U.S. Commercial Property

Mark Griffith	President, European Operations

Shelly Rubin	VP & CFO

Zena Dickstein	VP, General Counsel & Secretary

Non-Executive Board of Directors

Brian Bilzin	Partner, Bilzin Sumberg Baena Price & Axelrod LLP

James Carr	President & CEO, Carr Residential I, L.L.C.

Charles Cobb	CEO & Managing Director, Cobb Partners, Limited

Edward Foote	President Emeritus, University of Miami

Stephen Frank	Retired Chairman, President & CEO, Southern California Edison

Connie Mack	Senior Policy Advisor, Shaw Pittman LLP

Steven Saiontz	Chairman, Union Bank of Florida

Note:

(1) Excludes discontinued operations.

Historical Performance

LNR has increased EPS and book value per share every year since its spin-off from Lennar in 1997

However, growth trajectory has slowed in recent years as new investment opportunities have become more difficult to find

Earnings and EPS Track Record ($ in Millions, Except Per Share Data)

[CHART]

Net Earnings:

•      1992 to 2003 CAGR: 24.7% (1)

•      1997 to 2003 CAGR: 14.7% (1)

EPS

•      1997 to 2003 CAGR: 22.8% (1)

Book Value Per Share

[CHART]

Book Value per Share:

•      1992 to 2003 CAGR: 14.4%

Notes:
(1)	Before impact of $18.9 million on net earnings and $0.61 on EPS based on 30.7 million weighted average shares outstanding for loss on early extinguishment of debt in 2003.
(2)	Before impact of $2.2 million on net earnings and $0.07 on EPS based on 30.3 million weighted average shares outstanding for loss on early extinguishment of debt in 2004.
(3)	Pro Forma for the spin-off of LNR from Lennar Corporation on October 31, 1997.
(4)	Includes $0.64 for loss on early extinguishment of debt based on $18.9 million after-tax loss on 29.7 million outstanding shares.
(5)	Includes $0.71 for loss on early extinguishment of debt based on $21.1 million after-tax loss on 29.7 million outstanding shares.

Recent Share Price Performance

LNR’s share price has performed well, reaching an all-time high of $56.15 on April 1, 2004

Despite a recent decline, the share price has increased 35% over the last twelve months

The recent significant rise coincided with the announced acquisition of Newhall Land and Farming in July 2003

3-Year Share Price Performance

[CHART]

Relative Share Price Performance

YTD 2004

LNR’s share price has trended relatively closely with the S&P 500 and its real estate peers throughout 2004

Recent interest rate concerns have put negative pressure on LNR shares, along with those of its comparables and the market as a whole

Share Price Performance Since January 1, 2004

[CHART]

Notes:
Source: Bloomberg.
(1)

REITs include Arden Realty, Inc., Boston Properties, Inc., CarrAmerica Realty Corporation, Crescent Real Estate Equities, Equity Office Properties Trust, Glenborough Realty Trust, Highwoods Properties, Inc., Mack-Cali Realty Corporation, The Rouse Company and Vornado Realty Trust.

(2)	Specialty Finance Companies include Allied Capital Corporation, CapitalSource, Inc., CIT Group, Inc., Financial Federal Corporation, The FINOVA Group, Inc., GATX Corporation and iStar Financial, Inc.
(3)	Real Estate Securities Companies include Anthracite Capital, Inc., Capital Trust, Inc., Newcastle Investment Corporation and RAIT Investment Trust.

Market Commentary

Analyst sentiment reflects optimistic valuation levels for LNR

Analysts covering LNR have recently revised their 12-month target prices to $64 and $65 per share

Broker Firm	Date	Price Target	Commentary

Friedman, Billings, Ramsey & Co. Analyst: Merrill Ross	April 1, 2004	$65.00 Revised from $50.00

“Building value in the property portfolio. We believe that LNR has the capacity to stabilize its property holdings and that it will be able to sell stabilized properties over the next several years. This could add approximately $16 to stated book value today.”

“Value from credit migration. LNR’s role as special servicer and its willingness to invest in property rehabilitation will. . .allow the Company to monetize a substantial portion of the $2.5 billion of unpaid principal balance of its non-investment-grade CMBS.”

“Downside protected by conservative accounting. LNR’s low cost basis and consistent habit of reducing its basis in subordinate CMBS protect against possible credit issues and market value fluctuations.”

JMP Securities, LLC Analyst: Donald Destino	March 30, 2004	$64.00 Revised from $54.00

“We are reiterating a Strong Buy rating. . .and conservatively raising our 12 month target from $54 to $64. . .[W]hile we call this price a ‘12-month’ target, it is actually what we believe LNR’s assets and businesses are worth today.”

“[O]ur valuation implies the Company has, and is creating, a large amount of excess capital. We believe this capital could be used for accretive growth, a meaningful dividend, stock buybacks or a combination.”

“[We maintain] our strongly held belief that the LNR franchise is worth much more than its parts. LNR’s three businesses are very complementary, variously creating opportunities and mitigating risks.”

Forward P/E Multiples

The Blackacre proposal comes at a time when LNR is trading at a historical peak valuation

January 1, 2000 to Present

[CHART]

Notes:

Calculated as share price at date divided by forward year estimated EPS at date.

Source: I/B/E/S Rewind.

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Process Overview

Review of Sale Process

LNR first engaged Greenhill to evaluate strategic alternatives in 2001

Following an exhaustive search, no compelling offer or proposed transaction materialized

•                  LNR first engaged Greenhill to explore strategic alternatives for the Company in early 2001. Alternatives included:

•                  Equity Infusion

•                  Debt Financing

•                  Sale of the Company

•                  Greenhill contacted 54 parties, including both strategic and financial parties, to solicit interest in the Company

•                  Offering memoranda distributed to parties executing a confidentiality agreement

•                  Management meetings conducted with multiple parties

•                  Market reaction was muted

•                  Reluctance to take on LNR business line diversity

•                  Lack of enthusiasm for capital infusion at attractive rates for LNR

•                  Ultimately, no transaction materialized

LNR re-engaged Greenhill in 2004 to evaluate existing interest in the Company as well as to solicit additional interest

•                  The publicly disclosed auction of General Motors Acceptance Corporation’s Commercial Mortgage Business (“GMACCM”) in late 2003 ultimately led to a number of reverse inquiries related to LNR’s business

•                  Brought renewed attention to companies focused on the CMBS and real estate finance markets

•                  LNR was recruited to help value GMACCM’s assets

•                  Due diligence of GMACCM highlighted the value of the LNR franchise

•                  Public failure of the process left a number of frustrated potential buyers

•                  LNR management was compelled to evaluate the level of interest from potential acquirors or merger partners

•                  Potential synergies with LNR’s existing business model

•                  Potential access to more abundant and less expensive capital

•                  Potential to realize value maximizing transaction for shareholders in a strong market for real estate related companies

•                  As a result, LNR re-engaged Greenhill to assist in evaluating the interest level of inquiring parties

•                  Given the nature of existing inquiry, incumbent on LNR to solicit additional interested parties

LNR and Greenhill conducted a process focused on a limited universe of parties with the strongest interest in the Company’s businesses

•                  LNR, with the assistance of Greenhill, conducted a marketing process focusing on the group of parties with clearest strategic rationale for a merger or an acquisition and the greatest level of interest during Greenhill’s 2001 engagement

•                  Financial strength and size

•                  Strategic and operational fit

•                  Clear desire to expand operations in real estate finance

•                  Parties that contacted LNR or those that were subsequently identified for contact included:

•                  Blackacre

•                  CDP Capital

•                  Citigroup

•                  CIT Group

•                  Deutsche Bank

•                  Fortress Investment Group

•                  GE Capital (Real Estate)

•                  Soros Fund Management (“Soros”)

•                  UBS Real Estate

•                  Vornado Realty Trust (“Vornado”)

•                  Greenhill began contacting interested parties in late January and thereafter sent offering memoranda and other marketing materials to each party that executed a confidentiality agreement

Ultimately, three parties conducted significant preliminary diligence and prepared offers for the Company

Blackacre’s increased bid of $64.50 per share represents the best offer received for LNR

•                  Following the distribution of marketing materials, several parties expressed interest in pursuing a potential acquisition of LNR.  These parties included:

•                  Blackacre

•                  Soros (in financial partnership with Deutsche Bank)

•                  Vornado

•                  Greenhill and LNR facilitated meetings with Management in New York and Miami, provided detailed diligence materials and responded to numerous follow-up due diligence requests from the above parties

•                  On May 4th, Greenhill received the following non-binding offers for LNR:

•                  Blackacre: $62.50 per share in cash

•                  Vornado: $53.00 per share in cash and stock

•                  Soros / Deutsche Bank failed to submit a bid

•                  Vornado was told that it needed to raise its bid to at least $60.00 per share in order to continue discussions with LNR.  On May 7th, Vornado indicated that it could not get to $60.00 per share.  Greenhill informed Vornado that LNR was considering other options

•                  Also on May 7th, Blackacre indicated a desire to gain exclusive negotiating rights with LNR.  Greenhill instructed Blackacre to put its best bid forward and that the Company would decide on exclusivity based on that number.  Blackacre subsequently increased its bid to $64.50 per share on May 8th

•                  On May 11th, LNR signed a letter granting exclusivity to Blackacre until May 31st, at which time Blackacre (and its consultants/advisors) began conducting detailed confirmatory due diligence on LNR’s business and assets

•                  Blackacre began conducting a comprehensive due diligence examination of LNR once it was granted exclusivity

•                  After conducting due diligence for over two weeks, Blackacre requested an extension of its exclusive period

•                  LNR granted an extension through June 9th based on Blackacre’s good faith efforts through that date

•                  Simultaneous with Blackacre’s due diligence examination, the Merger Agreement and other agreements were negotiated

•                  Other agreements included the Miller Family voting agreement, Miller Family co-investment agreement and management employment term sheets

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Stand-alone Valuation

Valuation Methodologies

Greenhill utilized a variety of standard valuation methodologies in determining a preliminary value range for LNR

•                  Comparable Company Analysis: While no “pure play” comparable company exists for LNR, Greenhill applied ranges of public company trading multiples, specifically Price / EPS, Price / FFO and Price / Book, for a universe of companies operating as diversified equity REITs, specialty finance companies and real estate securities companies

•                  Premiums Analysis: Applied a range of premiums to LNR’s current and historical average share prices based on U.S. transactions between $300 million and $2.5 billion over the last 3 years

•                  Precedent Transactions Analysis: Reviewed selected transactions involving companies in the REIT and specialty finance industries and applied a range of multiples, specifically Price / EPS, Price / FFO and Price / Book

•                  Discounted Cash Flow: Determined the present value of the projected after-tax unlevered cash flows generated from 2004 to 2009 plus a terminal value calculated using P/E multiples ranging from 11.5x to 12.5x and discount rates ranging from 9.0% to 11.0%

•                  REIT Conversion: Assumes the conversion of LNR to a REIT structure and an E&P dividend of $1.25 billion. Determined the present value of the projected after-tax unlevered free cash flows generated from 2004 to 2009 under a REIT structure plus a terminal value calculated using P/FFO multiples ranging from 9.0x to 11.0x and discount rates ranging from 9.0% to 10.5%

•                  Analyst Targets: Discounted one-year share price targets of JMP Securities, LLC and Friedman, Billings, Ramsey & Co. Equity Research of $64.00 and $65.00, respectively, back one year at LNR’s cost of equity of 9.3%

•                  Asset Liquidation Analysis: Applied LNR’s fair market valuation of assets and a valuation of the CMBS servicing platform based on future cash flows from 2004 to 2009 less liabilities, minority interests and transaction costs to establish a liquidation value for the Company

Valuation Summary

Application of traditional valuation methodologies yields a range of implied values that generally exceed today’s stock price

Premium to Market (1)

[CHART]

Notes:
(1)	Premiums to market calculated based on LNR share price of $52.54 as of June 7, 2004.
(2)

Range based on JMP Securities, LLC and Friedman, Billings, Ramsey & Co. Equity Research one-year share price targets of $64.00 and $65.00, respectively, discounted back one year at LNR’s cost of equity of 9.3%.

Valuation Parameters

Valuation of LNR presents unique challenges due to the structure of its business

Investors have penalized the Company historically relative to “peers” due to:

•                  Lack of “pure play” comparable

•                  High contribution of gains on sales to bottom line

•                  Tax status as a non- REIT and resulting low yield

•                  Lack of direct market or transaction comparables adds challenge to valuation

•                  Diversified equity REITs have several meaningful structural differences from LNR (e.g. tax status, dividend distribution, lower contribution of gain-on-sale income)

•                  Specialty finance companies are generally focused on lending against non-real estate assets which create diversity and have different risk profiles (e.g. aircraft, computers)

•                  Pure-play real estate securities companies are (i) generally structured as REITs and (ii) are not diversified businesses holding actual properties in addition to securities

•                  LNR’s capital constraints are likely to negatively impact valuation

•                  REIT and Specialty Finance comparables generally have higher credit ratings and, therefore, lower cost of capital than LNR

•                  Capital availability/cost will likely temper growth opportunities for LNR as a standalone entity

•                  Perceived volatility of securities and loans business negatively impacts value relative to REIT and Specialty Finance comparables

•                  Real estate securities companies trade at significant discounts to each of those sectors and generally carry significantly lower debt loads

•                  Counteracting these factors is LNR’s position as a widely acknowledged leader in real estate finance and investment with a highly conservative, prudent management and impressive track record through economic cycles

Projected Financial Performance

Key Assumptions

Management developed projections for LNR as a stand-alone entity

The projections take into effect the capital limitations that LNR faces as a standalone Company

•                  Real Estate Securities (“CMBS”)

•                  CMBS servicing fee growth of 20% annually from 2004 levels

•                  Flat growth in partnership income

•                  Portfolio increases to $1.16 billion in 2004 and increases under 5% each year thereafter (on a net basis)

•                  Overhead expense growth declining to 3% per year

•                  Real Estate Loans

•                  Fee income flat from 2004 to 2005 with 10% growth thereafter

•                  B-note portfolio increases to $615 million in 2004, and grows 25-30% annually thereafter (on a net basis)

•                  B-Note yield of 10.5% to 11.0% per year

•                  Overhead increases between $0.7 million and $1.4 million per year

•                  Real Estate Properties

•                  Fee income of $5.1 million in 2004, growing between 5% and 10% per year thereafter

•                  Property acquisitions of $175 million in 2004 (ex Newhall), $200 million in 2005, growing 14.0% annually thereafter

•                  Blended rental income yield of 17.0% in 2004 and 17.6% thereafter

•                  Overhead expenses equal to 2.6% of assets annually

•                  Consolidated

•                  Corporate overhead of $34 million in 2004, growing 12.5% in 2005 and 10% thereafter

•                  Annual blended cost of debt increasing from 6.0% in 2004 to 8.0% in 2009

Historical and Projected Financial Performance

Management projects steady growth in revenue and earnings following a dip in 2004

($ in Millions, Except Per Share Data)	2002A	2003A (1)	2004E (1)	2005E (2)	2006E	2007E	2008E	2009E	04 - 09 CAGR

Revenue
Rental Income	$115.4	$113.4	$118.7	$130.6	$129.0	$133.1	$142.0	$155.1
Partnership Revenues	46.4	52.0	63.7	63.7	70.5	77.3	84.0	89.0
Interest Income	180.8	157.9	165.6	196.9	215.2	242.2	277.1	322.4
Gains on Sale	98.7	113.0	88.9	79.4	80.2	83.7	87.3	91.4
Fees	32.0	41.2	39.4	45.9	53.9	63.3	74.6	88.0
Other	(1.3)	14.1	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Total Revenue	472.1	491.6	474.8	515.0	547.3	598.2	663.5	744.4	9.4%
Growth %		4.1%	(3.4)%	8.5%	6.3%	9.3%	10.9%	12.2%

Operating Expenses (3)	162.2	191.4	201.6	211.9	216.5	227.0	242.3	262.2
% of Revenue	34.4%	38.9%	42.5%	41.2%	39.6%	37.9%	36.5%	35.2%

EBITDA	340.4	333.2	304.0	334.9	360.8	400.9	451.7	514.4	11.1%
Growth %		(2.1)%	(8.8)%	10.2%	7.7%	11.1%	12.7%	13.9%
Margin %	72.1%	67.8%	64.0%	65.0%	65.9%	67.0%	68.1%	69.1%

Net Earnings	143.9	128.5	110.9	122.4	137.1	149.9	163.4	176.7	9.8%
Growth %		(10.7)%	(13.7)%	10.4%	12.0%	9.3%	9.0%	8.1%
Margin %	30.5%	26.1%	23.3%	23.8%	25.1%	25.1%	24.6%	23.7%

Earnings Per Share	$4.15	$4.18	$3.66	$3.45	$3.86	$4.22	$4.60	$4.97	6.4%
Growth %		0.7%	(12.6)%	(5.7)%	12.0%	9.3%	9.0%	8.1%

FFO Per Share (4)	$4.88	$4.96	$4.46	$4.19	$4.58	$4.95	$5.36	$5.80	5.4%
Growth %		1.7%	(10.0)%	(6.0)%	9.2%	8.0%	8.5%	8.1%

Notes:

(1)          Excludes loss on extinguishment of debt.

(2)          Assumes conversion of $235 million of 5.5% notes at $45.28.

(3)          Includes depreciation and amortization.

(4)          FFO calculated as net earnings plus depreciation.

Valuation Matrix

($ in Millions, Except Per Share Data)

Share	Premium	Equity	Enterprise	Price /		Price / EPS (3)				Price / FFO (3)
Price	to Market	Value (1)	Value (2)	Book		2004E		2005E		2004E		2005E
$52.54	0.0%	$1,650	$3,440	$1,071		$3.67		$4.52		$4.38		$5.22
$48.50	(7.7)%	$1,500	$3,290	1.40	x	13.2	x	10.7	x	11.1	x	9.3	x
$50.50	(3.9)%	1,575	3,364	1.47	x	13.8	x	11.2	x	11.5	x	9.7	x
$52.50	(0.1)%	1,649	3,439	1.54	x	14.3	x	11.6	x	12.0	x	10.0	x
$54.50	3.7%	1,723	3,513	1.61	x	14.9	x	12.1	x	12.4	x	10.4	x
$56.50	7.5%	1,797	3,587	1.68	x	15.4	x	12.5	x	12.9	x	10.8	x
$58.50	11.3%	1,872	3,661	1.75	x	16.0	x	13.0	x	13.4	x	11.2	x
$60.50	15.2%	1,946	3,736	1.82	x	16.5	x	13.4	x	13.8	x	11.6	x
$62.50	19.0%	2,020	3,810	1.89	x	17.0	x	13.8	x	14.3	x	12.0	x
$64.50	22.8%	2,095	3,884	1.96	x	17.6	x	14.3	x	14.7	x	12.3	x

Real Estate Securities Trading Comps		REIT Trading Comps

Specialty Finance Trading Comps	Specialty Finance Precedent Transactions	REIT Precedent Transactions

Blackacre Bid

Notes:

(1)          Assumes 29.7 million basic shares outstanding, 2.0 million options converted using the treasury method, 5.2 million shares from the conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28, unvested Senior Officer Stock Purchase Shares converted using the treasury method and Director Phantom Shares.

(2)          Includes $0.8 million of minority interests.

(3)          Excludes loss on extinguishment of debt. Based on I/B/E/S and analyst research.

Premium to Market Analysis

The Blackacre bid represents a significant premium to LNR’s current and historical average share prices

	Price	Bid Premium
Blackacre Bid	$64.50
Current Price (6/7/04)	$52.54	22.8%
20-Day Average	$49.13	31.3%
6-Month Average	$50.58	27.5%
1-Year Average	$45.66	41.3%

2-Year Share Price Performance

[CHART]

Premiums Paid Analysis (1)

U.S. Transactions in Last Three Years Between $300 million - $2.5 billion

•                  Over the last three years, the premiums paid in all cash transactions for U.S. deals between $300 million and $2.5 billion have averaged approximately 32%

	Number of	Total Dollar	Average Deal	Average
	Deals	Volume ($MM)	Size ($MM)	Premium (2)
Last Three Years
All Stock	50	$48,802	$856	34.6%
Hybrid Stock / Cash	48	$41,604	$756	32.1%
All Cash	65	$59,050	$798	32.0%

Last Year
All Stock	21	$18,974	$904	18.7%
Hybrid Stock / Cash	22	$20,309	$752	28.0%
All Cash	29	$26,943	$748	31.0%

•                  Blackacre’s proposal is in line with average premiums paid in transactions announced over the last year relative to LNR’s current and historical average share price

		20-Day	6-Month	1-Year
	Current	Average	Average	Average
Share Price	$52.54	$49.13	$50.58	$45.66

Premium (at $64.50)	22.8%	31.3%	27.5%	41.3%

Notes:

(1)          Source: Bloomberg.

(2)          Premium to prior 20 day trading average.

Comparable Company Trading Valuation

Comparable company trading multiples suggest a valuation range for LNR of $45.00 to $55.00 per share

LNR’s status as a C-Corp creates a potential market discount due to resulting higher tax rates and a lower dividend yield

($ in Millions, Except Per Share Data)

Valuation	LNR	Multiple Range					Implied Equity Value (2)			Implied Share Price (3)
Methodology	Statistic (1)	Low		-	High		Low	-	High	Low	-	High

2004E EPS	$3.67	10.0	x	-	14.0	x	$1,105.7	-	$1,605.9	$36.67	-	$51.34
2005E EPS	$4.52	9.0	x	-	12.0	x	$1,232.9	-	$1,712.1	$40.65	-	$54.20
2004E FFO	$4.38	9.0	x	-	10.5	x	$1,193.3	-	$1,406.4	$39.41	-	$45.97
2005E FFO	$5.22	8.5	x	-	10.0	x	$1,353.0	-	$1,639.3	$44.41	-	$52.24
Book Value (4)	$1,071.2	1.35	x	-	1.75	x	$1,448.4	-	$1,885.1	$47.18	-	$59.19

		Summary Valuation Range								$45.00	-	$55.00

		Current Blackacre Bid								$64.50	-	$64.50

		Bid Premium / (Discount) to Valuation								43.3%	-	17.3%

Notes:

(1)          2004E statistics exclude loss from extinguishment of debt. Based on I/B/E/S estimates and Friedman, Billings, Ramsey & Co. Equity Research, April 1, 2004.

(2)          Calculated as implied share price times the fully diluted shares outstanding at the implied share price based on the treasury method. Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

(3)          Calculated as LNR statistic times the applied multiple.

(4)          Book value as of February 29, 2004.

Precedent Transaction Valuation

Precedent transaction multiples suggest a valuation range for LNR of $50.00 to $60.00 per share

Book value multiples represent the largest premium to current trading statistics

($ in Millions, Except Per Share Data)

Valuation	LNR	Multiple Range					Implied Equity Value (2)			Implied Share Price (3)
Methodology	Statistic (1)	Low		-	High		Low	-	High	Low	-	High

2004E EPS	$3.67	10.0	x	-	14.0	x	$1,105.7	-	$1,605.9	$36.67	-	$51.34
2004E FFO	$4.38	10.0	x	-	12.0	x	$1,332.9	-	$1,650.4	$43.78	-	$52.54
2005E FFO	$5.22	9.0	x	-	11.0	x	$1,445.4	-	$1,833.5	$47.02	-	$57.47
Book Value (4)	$1,071.2	1.50	x	-	2.00	x	$1,605.9	-	$2,147.3	$51.31	-	$66.07

		Summary Valuation Range								$50.00	-	$60.00

		Current Blackacre Bid								$64.50	-	$64.50

		Bid Premium / (Discount) to Valuation								29.0%	-	7.5%

Notes:

(1)          2004E statistics exclude loss from extinguishment of debt. Based on I/B/E/S estimates and Friedman, Billings, Ramsey & Co. Equity Research, April 1, 2004.

(2)          Calculated as implied share price times the fully diluted shares outstanding at the implied share price based on the treasury method. Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

(3)          Calculated as LNR statistic times the applied multiple.

(4)          Book value as of February 29, 2004.

Discounted Cash Flow (Cash Income) Valuation

A discounted cash flow analysis yields an implied valuation range of approximately $52 to $59 per share for LNR as a standalone entity

[CHART]

Note: Price per share based on fully diluted shares outstanding of 35.9 million assuming full conversion of 5.5% notes and reduction in associated interest expense.  Valuation based on management projections, not analyst estimates.

Discounted Cash Flow (Cash Income) Valuation

Valuation Matrix

A “sanity check” shows implied multiples slightly above current market multiples

($ in Millions, Except Per Share Data)

Terminal P/E Multiple	11.5x						12.0x						12.5x
Discount Rate (Cost of Equity)	9.0%		10.0%		11.0%		9.0%		10.0%		11.0%		9.0%		10.0%		11.0%
Present Value of Cash Flows:
2004E to 2009E	$804.2		$782.9		$762.4		$804.2		$782.9		$762.4		$804.2		$782.9		$762.4
Terminus	1,211.4		1,146.8		1,086.2		1,264.1		1,196.7		1,133.4		1,316.8		1,246.5		1,180.7
Equity Value	2,015.6		1,929.7		1,848.6		2,068.3		1,979.5		1,895.9		2,121.0		2,029.4		1,943.1
Net Debt (1)	1,789.6		1,789.6		1,789.6		1,789.6		1,789.6		1,789.6		1,789.6		1,789.6		1,789.6
Enterprise Value	3,805.2		3,719.3		3,638.2		3,857.9		3,769.1		3,685.5		3,910.6		3,819.0		3,732.7
Implied Price Per Share (2)	$56.17		$53.77		$51.52		$57.64		$55.16		$52.83		$59.10		$56.55		$54.15
Terminal Value Analysis
% Equity Value in Terminus	60.1%		59.4%		58.8%		61.1%		60.5%		59.8%		62.1%		61.4%		60.8%
Implied Terminal Multiples
FY 2009E P/FFO	9.9	x	9.9	x	9.9	x	10.3	x	10.3	x	10.3	x	10.7	x	10.7	x	10.7	x
EV / 2009E EBITDA	7.4	x	7.4	x	7.4	x	7.6	x	7.6	x	7.6	x	7.8	x	7.8	x	7.8	x
Implied Valuation Metrics
EV / 2004E EBITDA	12.5	x	12.2	x	12.0	x	12.7	x	12.4	x	12.1	x	12.9	x	12.6	x	12.3	x
2004E P/E	15.4	x	14.7	x	14.1	x	15.8	x	15.1	x	14.5	x	16.2	x	15.5	x	14.8	x
2004E P/FFO	12.6	x	12.1	x	11.6	x	12.9	x	12.4	x	11.8	x	13.3	x	12.7	x	12.1	x

Notes:

Valuation and implied multiples based on management projections, not analyst estimates.

(1)   Net debt as of February 29, 2004.

(2)   Price per share based on fully diluted shares outstanding of 35.9 million assuming full conversion of 5.5% notes and reduction in associated interest expense.

REIT Conversion Analysis

Converting to REIT form could enhance value by increasing tax efficiency

A significant portion of this benefit is diluted by the need to recapitalize the Company as part of the conversion exercise

In addition, conversion to REIT status faces numerous significant challenges:

•                  IRS ruling

•                  Significant capital raise

•                  Cross default provisions in loan documents

Assumptions

Cash E&P Dividend	$200
Stock E&P Dividend	1,050
Total E&P Dividend	$1,250

Step 1: Raise New Equity

Equity Raised to Fund E&P Dividend	$75
Back-up Equity Raised	200
$275

Shares Issued	5.2
Current FD Shares Outstanding	35.8
Pro Forma FD Shares Outstanding	41.0

Step 2: Pay Cash E&P Dividend

Current Share Price	$52.54
Less: Cash E&P Dividend Per Share	4.87
Share Price After Cash E&P Dividend	$47.67

Step 3: Pay Stock E&P Dividend

Stock E&P Payment	$1,050
Pro Forma FD Shares Outstanding	41.0
New Shares Issued	22.0
Final Pro Forma Shares Outstanding	63.1
Per Current Share	1.54

DCF of Newco REIT

DCF Equity Value of REIT	$2,081
Assume Cost of Equity: 8.0%
Assume Terminal FFO Multiple: 11.0x

Less: Cash E&P Dividend	200
Equals: Equity Remaining for Shareholders	$1,881

Pro Forma Share Price	$29.83

Value Per Current Share

Cash E&P Dividend	$4.87
DCF Share Value (1.54 x $29.83)	45.85
Total	$50.73

Sensitivity Analysis: Value Per Current Share

Terminal Price / FFO Multiple	7.5%	8.0%	8.5%	9.0%
10.0x	$48.36	$47.27	$46.21	$45.19
10.5x	50.14	49.00	47.89	46.82
11.0x	51.91	50.73	49.57	48.45
11.5x	53.69	52.45	51.25	50.09
12.0x	55.47	54.18	52.93	51.72

Note: Assumes 8.0% cost of new debt issued to fund cash portion of E&P dividend.

REIT Projections

Projections for LNR under a REIT structure were derived from the corporate projections shown earlier in this presentation with the following adjustments:

•                  Property sales reduced to maintain REIT status

•                  Income from all REIT-eligible businesses exempted from corporate tax

•                  Debt / equity is kept at or below 1.5x by conducting equity raises

($ in Millions, Except Per Share Data)	2002A	2003A (1)	2004E (1)	2005E (2)	2006E	2007E	2008E	2009E	04 - 09 CAGR

Revenue
Rental Income	$115.4	$113.4	$118.7	$138.2	$150.2	$165.3	$183.5	$205.2
Partnership Revenues	46.4	52.0	63.7	63.7	70.5	77.3	84.0	89.0
Interest Income	180.8	157.9	165.6	196.9	215.2	242.2	277.1	322.4
Gains on Sale	98.7	113.0	88.9	57.7	62.6	68.3	72.9	77.1
Fees	32.0	41.2	39.4	45.9	53.9	63.3	74.6	88.0
Other	(1.3)	14.1	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Total Revenue	472.1	491.6	474.8	500.9	550.8	614.9	690.6	780.2	10.4%
Growth %		4.1%	(3.4)%	5.5%	10.0%	11.6%	12.3%	13.0%

Operating Expenses (3)	162.2	191.4	201.6	217.6	235.4	256.3	280.5	308.7
% of Revenue	34.4%	38.9%	42.5%	43.4%	42.7%	41.7%	40.6%	39.6%

EBITDA	340.4	333.2	304.0	315.2	348.6	393.7	447.9	512.9	11.0%
Growth %		(2.1)%	(8.8)%	3.7%	10.6%	13.0%	13.8%	14.5%
Margin %	72.1%	67.8%	64.0%	62.9%	63.3%	64.0%	64.9%	65.7%

Net Earnings	197.7	169.7	145.1	145.9	161.1	173.9	186.1	196.4	6.2%
Growth %		(14.2)%	(14.5)%	0.5%	10.4%	8.0%	7.0%	5.5%
Margin %	41.9%	34.5%	30.6%	29.1%	29.2%	28.3%	26.9%	25.2%

Earnings Per Share	$5.71	$5.52	$4.78	$3.73	$4.12	$3.78	$4.04	$3.88	(4.1)%
Growth %		(3.2)%	(13.4)%	(22.0)%	10.4%	(8.3)%	7.0%	(4.1)%

FFO Per Share (4)	$6.43	$6.30	$5.59	$4.41	$4.85	$4.46	$4.79	$4.63	(3.7)%
Growth %		(2.0)%	(11.3)%	(21.1)%	10.0%	(8.1)%	7.5%	(3.3)%

Notes:

(1) Excludes loss on extinguishment of debt.

(2) Assumes conversion of $235 million of 5.5% notes at $45.28.

(3) Includes depreciation and amortization.

(4) FFO calculated as net earnings plus depreciation.

Liquidation Valuation Analysis

The value of LNR in a liquidation is estimated at $52 to $60 per share, including management’s estimates of excess value relating to Newhall and other assets that have not been publicly disclosed

However, liquidation does not produce the highest valuation due to taxes, transaction costs and dissolution issues

	Fair Value Estimate
($ in Millions, Except Per Share Data)	Low	High
Estimated Fair Value of Assets (2/29/04)	$3,444.8	$3,444.8

Plus: Adjustments to Fair Value (1)
Adjustment to B-Note Portfolio	40.0	50.0
Adjustment to CMBS	100.0	200.0
Newhall Land Value (Residential)	300.0	500.0
Assets Not Given Additional Value (Europe, Vertical Opps., etc.)	30.0	60.0
Servicing Platform Valuation	200.0	250.0

Pre-tax Total Asset Value	4,114.8	4,504.8

Less: Accounts Payable & Other Liabilities	(207.9)	(207.9)

Less: Mortgage Notes & Other Debt	(1,823.7)	(1,823.7)

Less: Minority Interests	(0.8)	(0.8)

Less: Transaction Costs (2.0% of Total Asset Value)	(82.3)	(90.1)

Total Pre-tax Liquidation Value	2,000.1	2,382.3

Less: Current Book Value	(1,071.2)	(1,071.2)

Gain on Liquidation	928.9	1,311.1

Tax on Liquidation (35.5% Tax Rate) (2)	329.7	465.4

Net Proceeds from Liquidation	$1,670.3	$1,916.8

Net Proceeds Per Share (3)	$52.36	$60.09

Notes:

(1)          Valuations based on LNR management estimates. Assumptions are detailed on following pages.

(2)          Tax rate based upon public disclosure of estimated tax on fair value adjustment and includes state, federal and other taxes.

(3)          Based on fully diluted shares outstanding of 31.9 million.

Liquidation Valuation Analysis

Assumptions

Estimated Fair Value of Assets (2/29/04) ($3,445 million):

•                  Publicly disclosed management estimate of fair value of LNR’s assets as of February 2004. Conservative in nature due to public disclosure

Adjustment to B-Note Portfolio ($40-50 million):

•                  Tightening of spreads and superior financing in place has created undisclosed value of up to $50 million today

Adjustment to CMBS ($100-200 million):

•                  Unrated securities currently owned at a discount to face value of approximately $1 billion - currently only written up by $100 million. Cash received to date has reduced basis by over $150 million, producing 31% cash return on book value. Expected future cash flows of $800 million assuming loss case on every bond with conservative spreads

Newhall Land Value (Residential) ($300-500 million):

•                  Assumptions as follows (zero inflation case):

•                  Average Home Price – $500,000

•                  Land Component – 40% or $200,000 per lot

•                  Land Development Cost – $125,000 per lot

•                  Number of Lots – 20,000

•                  Net profit equal to $1.5 billion, less $800 million cost, equals excess value of $700 million. LNR entitled to 50% of profit, or $350 million. Assume $50 million discount for time value, or $300 million

Assets Not Given Additional Value ($30-60 million):

•                  Vertical building opportunities, additional value on existing FT portfolio – conservatively $30 million

Servicing Platform Valuation ($200-250 million):

•                  Run rate revenues of $36 million less costs of $15 million produce cash flows of approximately $20 million annually. Growth rate of cash flows over 20% per year

•                  Assume 10x valuation

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Conclusions

Conclusions

•                  Without access to additional capital, LNR’s ability to grow and make profitable new investments is limited

•                  Over the course of nearly three years, LNR, with Greenhill’s assistance, has explored numerous strategic opportunities

•                  2001 process aimed at exploring strategic capital raising opportunities or a potential sale of the Company in which 54 potential investors/acquirors were contacted to evaluate interest, with none willing to make a large investment on attractive terms

•                  Current process in which likely acquirors were contacted to evaluate interest and only Blackacre’s bid reached a valuation of greater than $60 per share

•                  There is a very small universe of companies capable or likely to make a large investment in or an acquisition of LNR

•                  Large land holdings an issue

•                  Significant size of required investment

•                  Diversified portfolio of assets appealing to different subsets of buyers

•                  Blackacre’s offer is at the very high-end of the range of what traditional valuation methodologies would suggest and a significant premium to LNR’s historical peak valuation

•                  Based on these factors, Greenhill is of the opinion that the consideration offered by Blackacre is fair from a financial point of view to LNR’s shareholders

Preliminary Timetable to Closing

Event		Date

•	Special Committee Meeting	[June 9, 2004]

•	Receive board approval	[June 13, 2004]

•	Sign Merger Agreement	[June 13, 2004]

•	Public announcement of Transaction	[June 14, 2004]

•	Close Transaction	Thereafter

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Appendix

Comparable Company Trading Statistics

Diversified Equity REITs

($US Millions, Except Per Share Data)

	Price	Discount to	Equity	Price /		Price /		Price / FFO (2)(3)				Enterprise	EV / EBITDA				Dividend	Debt /	IBES Est.
Company (Ticker)	6/7/04	52 Wk. High	Value (1)	Book		Tan. Bk.		2004E		2005E		Value	2004E		2005E		Yield	Total Cap (4)	LT Growth

Equity Office Properties Trust (EOP)	$26.90	(11.5)%	$10,875	1.11	x	1.15	x	10.2	x	10.1	x	$24,976	12.4	x	12.3	x	7.5%	56.9%	5.8%
Vornado Realty Trust (VNO)	$55.50	(8.8)%	$7,222	2.22	x	2.22	x	12.2	x	11.6	x	$12,798	14.7	x	13.9	x	5.4%	62.5%	5.5%
Boston Properties, Inc. (BXP)	$49.55	(10.8)%	$5,386	1.96	x	1.96	x	12.2	x	11.7	x	$10,967	14.9	x	14.0	x	5.5%	67.7%	5.7%
The Rouse Company (RSE)	$46.28	(14.2)%	$4,800	3.01	x	3.01	x	12.1	x	10.3	x	$9,390	11.9	x	11.2	x	4.3%	74.4%	8.0%
Mack-Cali Realty Corporation (CLI)	$40.14	(11.4)%	$2,444	1.56	x	1.56	x	11.3	x	10.8	x	$4,444	11.8	x	11.6	x	6.7%	55.6%	4.5%
Arden Realty, Inc. (ARI)	$29.73	(10.0)%	$1,961	1.62	x	1.62	x	11.6	x	11.2	x	$3,306	12.6	x	12.1	x	7.1%	52.8%	5.9%
Crescent Real Estate Equities (CEI)	$16.39	(13.3)%	$1,630	1.32	x	1.32	x	11.5	x	10.4	x	$4,882	13.9	x	12.9	x	9.3%	64.0%	NA
CarrAmerica Realty Corporation (CRE)	$29.45	(14.0)%	$1,607	1.73	x	1.73	x	9.5	x	9.3	x	$3,572	12.0	x	11.6	x	7.0%	61.0%	4.7%
Highwoods Properties, Inc. (HIW)	$22.75	(18.0)%	$1,220	0.83	x	0.83	x	9.6	x	9.0	x	$3,510	13.9	x	13.1	x	7.6%	51.1%	2.0%
Glenborough Realty Trust (GLB)	$18.60	(17.5)%	$596	0.90	x	0.90	x	9.2	x	8.7	x	$1,331	16.1	x	15.2	x	7.6%	52.8%	NM

			Mean	1.63	x	1.63	x	11.0	x	10.3	x	$7,918	13.4	x	12.8	x	6.8%	59.9%	5.3%
			Median	1.59	x	1.59	x	11.4	x	10.3	x	$4,663	13.2	x	12.6	x	7.1%	59.0%	5.6%

LNR Property Corp. (LNR) (5)	$52.54	(6.4)%	$1,650	1.54	x	1.54	x	12.0	x	10.1	x	$3,440	11.1	x	9.7	x	0.1%	63.0%	8.7%

Notes:

All figures exclude non-recurring charges.

(1)          Equity Value assumes the conversion of all exercisable stock options using the treasury method.

(2)          Based on I/B/E/S estimates as of May 2004 and recent research.

(3)          FFO or Funds From Operations represents net income after preferred dividends plus depreciation on real estate income-producing assets.

(4)          Equity capitalization represents book value.

(5)          Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

Specialty Finance Companies

($US Millions, Except Per Share Data)

	Price	Discount to	Equity	Price /		Price /		Price / EPS (2)				Enterprise	Dividend	Debt /	IBES Est.
Company (Ticker)	6/7/04	52 Wk. High	Value (1)	Book		Tan. Bk.		2004E		2005E		Value	Yield	Total Cap (3)	LT Growth

CIT Group, Inc. (CIT)	$38.70	(4.4)%	$8,242	1.50	x	1.65	x	11.8	x	10.4	x	$41,000	1.5%	86.1%	8.8%
iStar Financial, Inc. (SFI)	$38.12	(11.3)%	$4,240	1.71	x	1.71	x	11.0	x	10.4	x	$8,795	7.5%	65.1%	7.0%
Allied Capital Corporation (ALD)	$27.00	(13.2)%	$3,543	1.88	x	1.88	x	18.2	x	16.8	x	$4,136	8.9%	33.8%	5.0%
CapitalSource, Inc. (CSE)	$21.24	(13.3)%	$2,512	3.00	x	3.00	x	22.2	x	16.6	x	$4,439	NA	70.5%	27.8%
GATX Corporation (GMT)	$24.97	(13.5)%	$1,232	1.37	x	1.53	x	18.5	x	17.2	x	$4,781	3.4%	80.7%	12.0%
Financial Federal Corporation (FIF)	$31.65	(9.6)%	$592	1.76	x	1.76	x	19.0	x	15.8	x	$1,596	NA	75.0%	13.7%
The FINOVA Group, Inc. (FNVG)	$0.15	(84.7)%	$18	NM		NM		NA		NA		$1,923	NA	NM	NA

			Mean	1.87	x	1.92	x	16.8	x	14.5	x	$9,524	5.3%	68.6%	12.4%
			Median	1.74	x	1.74	x	18.3	x	16.2	x	$4,439	5.4%	72.8%	10.4%

LNR Property Corp. (LNR) (4)	$52.54	(6.4)%	$1,650	1.54	x	1.54	x	14.3	x	11.6	x	$3,440	0.1%	63.0%	8.7%

Notes:

All figures exclude non-recurring charges.

(1)          Equity Value assumes the conversion of all exercisable stock options using the treasury method.

(2)          Based on I/B/E/S estimates as of May 2004 and recent research.

(3)          Equity capitalization represents book value.

(4)          Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

Real Estate Securities Companies

($US Millions, Except Per Share Data)

	Price	Discount to	Equity	Price /		Price /		Price / EPS (2)				Enterprise	Dividend	Debt /	IBES Est.
Company (Ticker)	6/7/04	52 Wk. High	Value (1)	Book		Tan. Bk.		2004E		2005E		Value	Yield	Total Cap (3)	LT Growth

Newcastle Investment Corp (NCT)	$28.91	(14.7)%	$1,023	1.59	x	1.59	x	11.4	x	10.5	x	$3,614	8.7%	80.4%	9.5%
RAIT Investment Trust (RAS)	$25.33	(14.3)%	$592	1.40	x	1.41	x	10.2	x	9.6	x	$3,894	9.7%	88.9%	9.5%
Anthracite Capital, Inc. (AHR)	$12.13	(7.4)%	$614	1.38	x	1.38	x	9.9	x	8.9	x	$2,533	9.5%	77.6%	5.0%
Capital Trust, Inc. (CT)	$23.33	(10.8)%	$188	1.88	x	1.88	x	12.2	x	10.3	x	$229	7.7%	39.4%	15.0%

			Mean	1.56	x	1.56	x	10.9	x	9.8	x	$2,568	8.9%	71.6%	9.8%
			Median	1.50	x	1.50	x	10.8	x	9.9	x	$3,074	9.1%	79.0%	9.5%

LNR Property Corp. (LNR) (4)	$52.54	(6.4)%	$1,650	1.54	x	1.54	x	14.3	x	11.6	x	$3,440	0.1%	63.0%	8.7%

Notes:

All figures exclude non-recurring charges.

(1)          Equity Value assumes the conversion of all exercisable stock options using the treasury method.

(2)          Based on I/B/E/S estimates as of May 2004 and recent research.

(3)          Equity capitalization represents book value.

(4)          Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

Diversified Equity REITs

($US Millions, Except Per Share Data)

	Revenue Growth			EBITDA Margin			FFO Growth
Company (Ticker)	2003A	2004E	2005E	2003A	2004E	2005E	2003A	2004E	2005E

Equity Office Properties Trust (EOP)	(4.9)%	0.6%	1.1%	62.2%	62.5%	62.3%	(15.1)%	7.0%	1.2%
Vornado Realty Trust (VNO)	8.0%	10.0%	3.5%	69.1%	52.7%	54.0%	17.8%	5.6%	1.8%
Boston Properties, Inc. (BXP)	10.5%	3.3%	5.6%	62.5%	54.4%	54.9%	3.2%	32.0%	6.7%
The Rouse Company (RSE)	16.4%	30.4%	NA	50.9%	54.7%	NA	52.2%	11.9%	NA
Mack-Cali Realty Corporation (CLI)	4.0%	(0.1)%	2.0%	63.7%	64.3%	63.9%	3.4%	(5.1)%	2.6%
Arden Realty, Inc. (ARI)	4.8%	4.9%	4.7%	63.5%	60.5%	60.2%	(3.9)%	(0.4)%	5.3%
Crescent Real Estate Equities (CEI)	(5.3)%	4.2%	2.0%	31.2%	35.5%	37.5%	(10.8)%	(25.4)%	6.0%
CarrAmerica Realty Corporation (CRE)	(0.7)%	(4.8)%	0.5%	62.8%	63.7%	65.2%	(8.4)%	(3.1)%	6.3%
Highwoods Properties, Inc. (HIW)	(2.5)%	6.9%	3.4%	60.3%	56.0%	57.5%	(18.0)%	7.8%	0.9%
Glenborough Realty Trust (GLB)	13.2%	2.0%	0.6%	61.1%	43.7%	45.9%	(11.7)%	33.1%	(0.2)%

Mean	4.3%	5.7%	2.6%	58.7%	54.8%	55.7%	0.9%	6.3%	3.4%
Median	4.4%	3.7%	2.0%	62.3%	55.3%	57.5%	(6.2)%	6.3%	2.6%

LNR Property Corp. (LNR)	(3.5)%	8.8%	9.3%	76.7%	65.3%	68.7%	(20.8)%	2.6%	16.8%

Notes:
Forecasted figures based on equity research.
Figures excludes loss on extinguishment of debt.

Specialty Finance Companies

($US Millions, Except Per Share Data)

	Revenue Growth			Net Income Margin			Return on	Return on	EPS Growth
Company (Ticker)	2003A	2004E	2005E	2003A	2004E	2005E	Equity	Avg Assets	2003A	2004E	2005E

CIT Group, Inc. (CIT)	(0.2)%	19.8%	6.4%	33.0%	29.6%	28.8%	11.2%	1.4%	95.6%	22.5%	13.2%
iStar Financial, Inc. (SFI)	16.6%	NA	NA	47.7%	NA	NA	12.0%	4.7%	27.3%	37.3%	6.3%
Allied Capital Corporation (ALD)	6.2%	11.0%	21.9%	59.3%	57.7%	49.8%	10.2%	6.7%	36.0%	(33.4)%	8.3%
CapitalSource, Inc. (CSE)	NM	NM	35.3%	47.7%	31.7%	33.1%	12.4%	5.8%	137.2%	(6.2)%	33.4%
GATX Corporation (GMT)	(3.4)%	7.2%	3.9%	6.2%	4.8%	5.1%	8.7%	1.2%	118.1%	(14.0)%	7.4%
Financial Federal Corporation (FIF)	(14.6)%	NA	NA	40.2%	NA	NA	8.5%	2.0%	(25.1)%	(0.3)%	20.1%
The FINOVA Group, Inc. (FNVG)	(3.0)%	NA	NA	70.0%	NA	NA	NM	8.4%	NA	NA	NA

Mean	0.3%	12.7%	16.9%	43.4%	30.9%	29.2%	10.5%	4.3%	64.8%	1.0%	14.8%
Median	(1.6)%	11.0%	14.2%	47.7%	30.7%	30.9%	10.7%	4.7%	65.8%	(3.2)%	10.7%

LNR Property Corp. (LNR)	#REF!	8.8%	9.3%	25.2%	23.8%	26.2%	10.4%	4.0%	(14.0)%	2.7%	23.2%

Notes:
Forecasted figures based on equity research.
Figures excludes loss on extinguishment of debt.

Real Estate Securities Companies

($US Millions, Except Per Share Data)

	Revenue Growth			Net Income Margin			Return on	Return on	EPS Growth
Company (Ticker)	2003A	2004E	2005E	2003A	2004E	2005E	Equity	Avg Assets	2003A	2004E	2005E

Newcastle Investment Corp (NCT)	59.9%	47.6%	34.6%	19.0%	28.3%	26.9%	6.0%	1.3%	20.3%	22.4%	8.4%
RAIT Investment Trust (RAS)	6.6%	21.1%	15.7%	60.0%	59.6%	58.6%	13.0%	9.7%	(10.4)%	10.8%	6.3%
Anthracite Capital, Inc. (AHR)	0.8%	8.7%	10.9%	(5.3)%	37.2%	36.2%	NM	NM	NM	NM	11.4%
Capital Trust, Inc. (CT)	(2.6)%	1.3%	24.4%	35.6%	38.8%	63.0%	14.1%	3.5%	NM	NM	18.6%

Mean	16.2%	19.7%	21.4%	27.3%	41.0%	46.2%	11.0%	4.8%	5.0%	16.6%	11.2%
Median	3.7%	14.9%	20.1%	27.3%	38.0%	47.4%	13.0%	3.5%	5.0%	16.6%	9.9%

LNR Property Corp. (LNR)	(3.5)%	8.8%	9.3%	25.2%	23.8%	26.2%	10.4%	4.0%	-14.0%	2.7%	23.2%

Notes:

Forecasted figures based on equity research.

Figures excludes loss on extinguishment of debt.

Selected Precedent Transactions

REIT Transactions

($ in Millions)

	Target /	Equity	Enterprise	Price /				EV /		Price /		Premium
Ann. Date	Acquiror	Value	Value	CY FFO		FY FFO		LTM EBITDA		Book		to Market
3/30/04	Residential Equities REIT /	$391.0	$738.9	14.6	x	13.9	x	16.4	x	2.55	x	11.8%
	Canadian Apartment Properties REIT
11/20/03	ElderTrust /	97.3	285.2	7.5	x	NA		12.4	x	1.17	x	18.4%
	Ventas, Inc.
7/8/03	Prime Retail Inc. /	115.0	625.5	NA		NA		9.1	x	0.78	x	38.5%
	Lightstone Group LLC
6/18/03	Mid Atlantic Realty Trust /	380.5	640.3	11.2	x	10.6	x	12.0	x	2.66	x	8.3%
	Kimco Realty Corp
5/29/03	Chateau Communities Inc. /	1,014.0	2,151.2	12.8	x	12.4	x	13.9	x	3.49	x	16.3%
	Hometown America LLC
5/8/03	RFS Hotel Investors Inc. /	383.0	701.0	11.8	x	10.3	x	11.1	x	1.31	x	12.4%
	CNL Hospitality Properties, Inc.
1/15/03	Taubman Centers Inc. /	1,028.4	2,473.4	12.7	x	11.3	x	12.8	x	2.69	x	25.5%
	Simon Property & Westfield America (Terminated)
1/2/03	Criimi Mae Inc. /	174.4	610.4	NA		NA		NA		0.60	x	7.5%
	Orix Corp (Terminated)
11/6/02	Center Trust Inc. /	219.0	583.0	NA		NA		9.7	x	1.07	x	30.9%
	Pan Pacific Retail PPTYS Inc.
4/29/02	Prime Group Realty Trust /	196.3	1,121.3	10.2	x	7.5	x	10.0	x	0.70	x	77.3%
	American Realty Investors
3/4/02	JP Realty /	427.0	999.5	8.7	x	8.2	x	10.2	x	2.63	x	6.8%
	General Growth Properties
12/4/01	Casden Properties /	379.0	1,063.0	NA		NA		NA		NA		NA
	Apartment Investment & Management
11/6/01	Storage USA /	1,156.2	2,101.2	11.4	x	10.4	x	12.5	x	1.76	x	5.5%
	Security Capital Group
10/29/01	Cabot Industrial Trust /	990.0	1,915.0	9.9	x	9.6	x	11.4	x	1.29	x	20.3%
	CalWest Industrial Properties
5/10/01	MeriStar Hospitality Corp. /	975.1	2,650.1	5.3	x	5.1	x	7.0	x	0.87	x	2.2%
	Felcor Lodging Trust (Terminated)
5/4/01	Charles E. Smith Residential /	1,268.1	2,491.8	12.4	x	11.4	x	10.7	x	2.21	x	10.7%
	Archstone Communities Trust
2/23/01	Spieker Properties Inc. /	5,264.7	7,319.6	11.3	x	9.5	x	14.3	x	2.71	x	10.4%
	Equity Office Properties Trust
8/22/00	Western Properties Trust /	420.1	627.1	NA		NA		15.4	x	2.33	x	2.0%
	Pan Pacific Retail Properties
7/19/00	Grove Property Trust /	142.8	333.8	10.7	x	9.7	x	11.3	x	2.08	x	4.2%
	Equity Residential Properties
5/15/00	Bradley Real Estate /	515.0	1,147.5	9.1	x	8.4	x	11.1	x	1.26	x	18.9%
	Heritage Property Investment
2/11/00	Cornerstone Properties Inc. /	2,394.0	4,508.8	11.4	x	10.7	x	11.7	x	1.21	x	21.0%
	Equity Office Properties Trust

			Mean	10.7	x	10.0	x	11.3	x	1.78	x	16.7%
			Median	11.2	x	10.4	x	11.4	x	1.76	x	11.8%

Specialty Finance Transactions

($ in Millions)

	Target /	Equity		Price / Current Yr.		Price /		Price /		Premium
Ann. Date	Acquiror	Value		Earnings		Book		Tan. Book		to Market
4/15/04	GATX Corporation’s Information Technology Assets /	$200.0		13.2	x	NA		NA		NA
	CIT Group, Inc.
12/11/03	IKON Office Solutions, Inc. Leasing Business /	1,500.0		NA		NA		NA		NA
	GE Vendor Financial Services
10/26/03	GMAC Commercial Mortgage /	1,750.0	(1)	7.8	x	NA		NA		NA
	Deutsche Bank (Rumored)
8/5/03	Transamerica Finance /	1,000.0	(2)	10.1	x	1.30	x	1.30	x	NA
	GE Capital
2/18/03	Insignia Financial Group Inc. /	264.7		20.0	x	0.64	x	0.67	x	31.0%
	CB Richard Elliis Inc.
12/23/02	Telmark LLC /	615.0		NA		0.99	x	NA		NA
	Wells Fargo & Co.
9/16/02	Deutsche Financial Services /	450.0		NA		0.90	x	0.90	x	NA
	GE Capital
4/10/02	Finova Franchise Finance /	490.0		NA		1.01	x	1.01	x	NA
	GE Capital
3/7/02	RREEF /	490.0		NA		NA		NA		NA
	Deutsche Bank
1/24/02	DaimlerChrysler Commercial /	1,200.0		NA		NA		NA		NA
	GE Capital
12/15/01	Security Capital Group /	3,582.3		10.0	x	1.14	x	1.15	x	25.6%
	GE Capital
7/30/01	Heller Financial /	5,274.5		17.7	x	2.04	x	2.47	x	48.6%
	GE Capital
7/2/01	Amresco, Inc. /	309.0		NM		2.00	x	8.65	x	NA
	Renewal / Fortress / Goldman Sachs
3/30/01	Franchise Finance Corp. of America /	1,577.6		9.2	x	1.72	x	1.75	x	NA
	GE Capital
3/13/01	CIT Group, Inc. /	9,472.0		13.9	x	1.58	x	2.35	x	53.9%
	Tyco International
2/27/01	Finova Group Inc. /	1,354.7	(3)	NA		2.01	x	2.16	x	NA
	Berkshire Hathaway / Leucadia National Corp.
2/13/01	El Camino Rsrc. Information Technology Lease. Bus. /	129.7		NA		NA		NA		NA

		Mean		12.7	x	1.39	x	2.24	x	39.8%
		Median		11.6	x	1.30	x	1.52	x	39.8%

Notes:
(1)	Rumored value.
(2)	Equity consideration value, current year earnings and book value represent estimated values.
(3)	Represents implied value for the entire company.

Cost of Equity Analysis

LNR maintains a comparable amount of leverage relative to Equity REITs, while its cost of equity exceeds that of the Equity REITs and its Real Estate Securities peers

	Predicted Equity
Company	Beta (1)	Cost of Equity (2)	Debt / Total Cap (3)

Specialty Finance Companies
Allied Capital Corporation (ALD)	0.705	10.0%	33.8%
CapitalSource, Inc. (CSE)	0.931	11.7%	70.5%
CIT Group, Inc. (CIT)	1.001	12.2%	86.1%
Financial Federal Corporation (FIF)	0.706	10.0%	75.0%
The FINOVA Group, Inc. (FNVG)	1.592	16.5%	NM
GATX Corporation (GMT)	1.057	12.6%	80.7%
iStar Financial, Inc. (SFI)	0.450	8.1%	65.1%
Mean	0.920	11.6%	68.6%
Median	0.931	11.7%	72.8%
Diversified Equity REITs
Arden Realty, Inc. (ARI)	0.436	8.0%	52.8%
Boston Properties, Inc. (BXP)	0.520	8.6%	67.7%
CarrAmerica Realty Corporation (CRE)	0.471	8.3%	61.0%
Crescent Real Estate Equities (CEI)	0.519	8.6%	64.0%
Equity Office Properties Trust (EOP)	0.537	8.7%	56.9%
Glenborough Realty Trust (GLB)	0.426	7.9%	52.8%
Highwoods Properties, Inc. (HIW)	0.450	8.1%	51.1%
Mack-Cali Realty Corporation (CLI)	0.430	7.9%	55.6%
The Rouse Company (RSE)	0.514	8.6%	74.4%
Vornado Realty Trust (VNO)	0.534	8.7%	62.5%
Mean	0.480	8.3%	59.9%
Median	0.471	8.3%	59.0%
Real Estate Securities Companies
Anthracite Capital, Inc. (AHR)	0.472	8.3%	77.6%
Capital Trust, Inc. (CT)	0.275	6.8%	39.4%
Newcastle Investment Corp (NCT)	0.428	7.9%	80.4%
RAIT Investment Trust (RAS)	0.335	7.2%	88.9%
Mean	0.378	7.6%	71.6%
Median	0.382	7.6%	79.0%

LNR Property Corporation	0.614	9.3%	63.0%

Notes:
(1)	Source: Barra.
(2)	Calculated as the risk free rate plus the predicted equity beta times the market risk premium. The risk free rate is equal to the current yield on the 10-year U.S. Treasury
Bond of 4.765% as of June 7, 2004, and the market risk premium is equal to 7.4%, representing the expected equity risk premium over the risk free rate based on S&P returns since 1926.
(3)	Equity capitalization represents book value.

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Management Change of Control Payments

Executive Change of Control Payments

Management Perspective

LNR’s senior management team will receive a total of $118 million (pre-tax) and $63 million (after tax) upon consummation of the Transaction

This amount includes the value of acceleration of stock options, restricted stock and deferred compensation, which do not represent out-of-pocket costs to LNR

•                  It is estimated that the Transaction will trigger change of control payments to LNR senior executives in the amounts shown below

•                  Analysis originally prepared by LNR’s compensation consultants, Frederic Cook

•                  Change of control agreements will provide a total after-tax benefit of $63 million to management, including value derived from the acceleration of benefits (options, restricted stock, etc.)

	A	B	C = A + B	D = C * 36.5%	E	C - D - E
Name	Pre-Tax Parachute Payment	Pre-Tax Value of Benefit Acceleration	Total Pre-Tax Payout	Estimated Personal Income Taxes	Estimated Excise Tax Payable	After-Tax Total Benefit
Stuart Miller	$7,155,740	$14,845,297	$22,001,037	$(8,019,378)	$(2,031,198)	$11,950,461
Jeffery Krasnoff	10,504,683	18,832,768	29,337,451	(10,693,501)	(2,820,082)	15,823,868
David Team	5,874,374	9,544,186	15,418,559	(5,620,065)	(1,581,718)	8,216,776
Mark Griffith	4,922,583	6,656,635	11,579,217	(4,220,625)	(1,166,726)	6,191,866
Ron Shrager	5,708,711	8,437,929	14,146,640	(5,156,450)	(1,476,440)	7,513,750
Bob Cherry	5,757,163	8,591,933	14,349,097	(5,230,246)	(1,507,231)	7,611,620
Shelly Rubin	4,119,063	6,879,593	10,998,656	(4,009,010)	(1,149,660)	5,839,986
Total	$44,042,316	$73,788,341	$117,830,657	$(42,949,274)	$(11,733,056)	$63,148,327

Notes:

Analysis assumes $64.50 change of control price and a change of control date of 6/30/04.

Individual tax rate is assumed at 36.45% and corporate tax rate assumed at 34.00%.

Discount rates assumed at: 1.45% (1-3 years), 3.22% (3-9 years) and 5.17% (>9 years) per Frederic Cook estimates.

Executive Change of Control Payments

Company Perspective

After taking into account the tax deductions LNR will receive related to (i) the parachute payments and (ii) acceleration of benefits, the Company will have an out-of-pocket cost of only $24 million related to the executive change of control agreements

•                  The total after-tax out-of-pocket cost to the Company of the executive change of control agreements is estimated at $24 million, or 1.20% of the change of control market capitalization

•                  Frederic Cook has noted that the costs of reasonable programs are generally between 1% and 3% of market capitalization

•                  Out-of-pocket costs to the Company include:

•                  Parachute payments to management

•                  Value of disallowed tax deductions relating to payment of excess parachute amounts and related excise tax

•                  Tax benefit related to acceleration of benefits (options, restricted stock, etc.)

	A	B	C	A + B + C
Name	After-Tax Parachute Payment	Disallowed Tax Deductions	Accelerated Benefit Tax Deduction	After-Tax Cost to Company
Stuart Miller	$4,722,788	$3,453,037	$(5,047,401)	$3,128,424
Jeffery Krasnoff	6,933,091	4,794,140	(6,403,141)	5,324,089
David Team	3,877,087	2,688,921	(3,245,023)	3,320,984
Mark Griffith	3,248,905	1,983,435	(2,263,256)	2,969,084
Ron Shrager	3,767,749	2,509,948	(2,868,896)	3,408,801
Bob Cherry	3,799,728	2,562,293	(2,921,257)	3,440,763
Shelly Rubin	2,718,582	1,954,422	(2,339,062)	2,333,942
Total	$29,067,929	$19,946,195	$(25,088,036)	$23,926,088

Cost to Company as% of Change of Control Market Capitalization				1.20%

Notes:

Analysis assumes $64.50 change of control price and a change of control date of 6/30/04.

Individual tax rate is assumed at 36.45% and corporate tax rate assumed at 34.0%, per Frederic Cook estimates.

Discount rates assumed at: 1.45% (1-3 years), 3.22% (3-9 years) and 5.17% (>9 years) per Frederic Cook estimates.